Exhibit 3.156

ARTICLES OF INCORPORATION

OF

GIBBS MANAGEMENT GROUP, INC.

In order to form a business corporation under the laws of the State of Georgia, I, GARY M. GIBBS; hereby adopt Articles of Incorporation as follows:

ARTICLE I

The name of the corporation is:

GIBBS MANAGEMENT GROUP, INC.

ARTICLE II

The corporation shall have perpetual duration.

ARTICLE III

The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

ARTICLE IV

The corporation is a corporation for profit to own, lease and repair terminals and other electrical and mechanical equipment and to do any and all acts and things necessary, convenient, expedient, ancillary or in aid to the accomplishment of the foregoing, and further to engage in any lawful act or activity for which corporations may be authorized under the Georgia Business Corporation Code.

In addition to and not in limitation of the general powers conferred by the Georgia Business Corporation Code and the principal business stated above, the corporation shall have the following powers:

(a) To purchase or otherwise acquire, hold,

sell, exchange, pledge. hypothecate, underwrite, deal in and dispose of shares, bonds, notes. debentures, or other evidences of indebtedness and obligations and securities or any corporation, company, association, partnership, syndicate, entity or person.

(b)   To purchase or otherwise acquire, hold, ex- change, pledge, hypothecate, sell, deal in, and dispose of mortgages covering any kind of property, tax liens, and transfers of tax liens on real estate.

(c)   To enter into any lawful arrangements for sharing profits, union of interest, reciprocal concession or corporations, with any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, in the carrying on of any business or transaction deemed necessary, convenient or incidental to the carrying out of any of the purposes of the corporation.

(d)   The corporation shall have the power to conduct any and all other businesses and engage in any other activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the corporation shall have all powers necessary to conduct such businesses and engage in such activities.

ARTICLE V

The corporation shall have authority to issue not more than Ten Thousand (10,000) shares, all of which shall be common shares, and all of which shall have a par value of One Dollar ($1.00) per share.

ARTICLE VI

The Corporation shall not commence business until it shall have received not less than Five Hundred ($500.00) in payment for the issuance of its shares.

ARTICLE VII

The initial registered office of the corporation shall be 301 Green Street,N.W., P.O. Box 1098,Gainesville,Georgia. The initial Registered Agent of the corporation shall be Jerry A. Williams, whose written consent to such appointment is attached to these Articles of Incorporation.

ARTICLE VIII

The initial Board of Directors shall consist of one, (1) member, who shall be:

Gary M. Gibbs

Rt. 8, Box 48-A

Chestatee Road

Gainesville, Georgia 30506

ARTICLE IX

The name and address of the Incorporator is:

Gary M. Gibbs

Rt. 8, Box 48-A

Chestatee Road

Gainesville, Georgia 30506

IN WITNESS WHEREOF, the above named Incorporator has executed these Articles of Incorporation by and through his Attorney at Law.

Smith, Gilliam and Williams, P.A.

BY:	/s/ Jerry A. Williams
Jerry A. Williams
Attorney for Incorporator

301 Green Street, N.W.

P.O. Box 1098

Gainesville, Georgia 30506